Exhibit 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

WH ACQUISITION II CORP.

The undersigned, Robert J. Currey and Steven J. Shirar, hereby certify that:

1.            They are the duly elected and acting President and Secretary, respectively, of WH Acquisition II Corp., a California corporation.

2.            The Articles of Incorporation of this corporation shall be amended and restated to read in full as follows:

ARTICLE I

The name of this corporation is:   SureWest Communications.

ARTICLE II

The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

ARTICLE III

This corporation is authorized to issue only one class of shares of stock which shall be designated common stock; and the total number of shares which this corporation is authorized to issue is One Hundred (100) Shares.

ARTICLE IV

(a)         The liability of directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

(b)        This corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors, or otherwise, to the fullest extent permissible under California law.

(c)         Any amendment, repeal or modification of any provision of this Article V shall not adversely affect any right or protection of an agent of this corporation existing at the time of such amendment, repeal or modification.

3.            The foregoing amendment has been approved by the Board of Directors of the Corporation.

4.            The foregoing amendment was approved by the holders of the requisite number of shares of the Corporation in accordance with Sections 902 and 903 of the California General Corporation Law.  The total number of outstanding shares entitled to vote with respect to the foregoing amendment was 100 shares of Common Stock.  The number of shares voting in favor of the foregoing amendment equaled or exceeded the vote required.  The percentage vote required was a majority of the outstanding shares of Common Stock.

The undersigned declares under penalty of perjury under the laws of the State of California that the matters set forth in this Amended and Restated Articles of Incorporation are true and correct of my own knowledge.

Executed on July 2, 2012.

/s/ Robert J. Currey
Robert J. Currey, President

/s/ Steven J. Shirar
Steven J. Shirar, Secretary